SECOND AMENDMENT DATED_______,2008

                                       TO

                             PARTICIPATION AGREEMENT

Effective November 3, 2008 the Participation Agreement made and entered into as of the October 15, 2002 as amended, by and among Ameritas Life Insurance Corp. ("Company"), Oppenheimer Variable Account Funds (the "Funds"), and OppenheimerFunds, Inc. (the "Fund Party")

(the "Agreement") is hereby amended as follows.

1. Schedule 1 of the Agreement is hereby amended to add the following additional Product:

          Ameritas Variable Separate Account V ("Separate Account V") Ameritas Life Insurance Corp. Separate Account LLVL ("Separate Account LLVL")

2. Schedule 2 of the Agreement is hereby amended to add the following additional V ariable Contracts:

          Excel Performance VUL Advisor VUL

3. Schedule 3 of the Agreement is hereby amended to add the following additional Portfolios of Oppenheimer Variable Account Funds:

          Oppenheimer Global Securities Fund/VA non-service shares

          All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


(the remainder of this page left blank signature page follows)

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to the Participation to be executed in its name and on its behalf by its duly authorized representative.

OPPENHEIMER VARIABLE ACCOUNT                 THE UNION CENTRAL LIFE
FUNDS                                        INSURANCE COMPANY
By its authorized officer,                   By its authorized officer,

By: /s/ Brian W. Wexted                      By:  /s/ Angelo de Jesus

Name: Brian W. Wexted                        Name:  Angelo de Jesus

Title:  Treasurer                            Title:Second Vice President

Date:  9/9/08                                Date:  September 2, 2008


OPPENHEIMER FUNDS, INC.
By its authorized officer,

By:  Christina M. Nasta

Name: Christina Nasta

Title:  VP

Date:  9/9/08

                       Novation to Participation Agreement


WHEREAS, on October 15, 2002, a Participation Agreement (the "Agreement") was entered into by and among Ameritas Variable Life Insurance Company ("AVLIC"), on its own behalf and on behalf of Ameritas Variable Separate Account VA and Ameritas Variable Separate Account VL of AVLIC (the "Separate Accounts") Oppenheimer Variable Account Funds (the "Fund"),and Oppenheimer Funds, Inc. ("the Adviser"), whereby AVLIC issues certain individual variable life and/or variable annuity contracts (the "Contracts"), the Fund acts as the underlying investment vehicle of such contracts and the Adviser serves as investment adviser to the Fund. A copy of the Agreement is attached hereto and made a part hereof. The Agreement, by its terms, provides for amendment upon the written agreement of all parties; and

WHEREAS, the closing of the merger of AVLIC with and into Ameritas Life Insurance Corp. ("Ameritas"), with Ameritas as the surviving company (the "Merger") is currently scheduled to occur after the close of business on April 30, 2007; It is therefore agreed:

1. Substitution of Party - The Agreement is amended to provide for Ameritas to act as the issuer of the Contracts in substitution of AVLIC.

2. Performance of Duties - Ameritas hereby assumes and agrees to perform the duties previously performed by AVLIC under the Agreement.

3. Assumption. of Rights - Ameritas hereby assumes the rights previously held by AVLIC under the Agreement.

4. Effective Date - This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Ameritas will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument.
Executed this 24th day of April, 2007.


AMERITAS VARIABLE LIFE INSURANCE                OPPENHEIMER VARIABLE ACCOUNT
COMPANY                                         FUNDS

By:  /s/ Robert C. Barth                        By:  /s/ Brian W. Wixted

Print:  Robert C. Barth                         Print:  Brian W. Wixted

Title:  Vice President                          Title:  Treasurer

Date:  February 7, 2007                         Date:  4-24-07


AMERITAS LIFE INSURANCE CORP.                   OPPENHEIMER FUNDS, INC.

By:  /s/ Robert C. Barth                        By:  /s/ Christopher J. Loftus

Print:  Robert C. Barth                         Print:  Christopher J. Loftus

Title:  Sr. Vice President                      Title:  Vice President

Date:  February 7, 2007                         Date:  4-11-07

                             PARTICIPATION AGREEMENT
                                      Among
                       OPPENHEIMER VARIABLE ACCOUNT FUNDS.
                             OPPENHEIMERFUNDS. INC.
                                       and
                    AMERITAS VARIABLE LIFE INSURANCE COMPANY


                  THIS AGREEMENT (the "Agreement"), made and entered into as of the 15th day of October, 2002 by and among Ameritas Variable Life Insurance Company (hereinafter the "Company"), on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to this agreement, as may be amended from time to time by mutual consent (hereinafter collectively the "Accounts"), Oppenheimer Variable Account Funds (hereinafter the "Fund") and OppenheimerFunds, Inc. (hereinafter the "Adviser").

                  WHEREAS, the Fund is an open-end management investment company and is available to act as the investment vehicle for separate accounts now in existence or to be established at any date hereafter for variable life insurance policies and variable annuity contracts (collectively, the "Variable Insurance Products") offered by insurance companies (hereinafter "Participating Insurance Company");

                  WHEREAS. the beneficial interest in the Fund is divided into several series of shares. each designated a "Portfolio", and each representing the interests in a particular managed pool of securities and other assets;

                  WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission. dated July 16, 1986 (File No.812-6324) granting Participating Insurance Company and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (hereinafter the "Mixed and Shared Funding Exemptive Order");

                  WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act");

                  WHEREAS, the Adviser is duly registered as an investment adviser under the federal Investment Advisers Act of 1940;

                  WHEREAS, the Company has registered or will register certain variable annuity and/or life insurance contracts under the 1933 Act (hereinafter "Contracts") (unless an exemption from registration is available);

                  WHEREAS. the Accounts are or will be duly organized, validly existing segregated asset accounts, established by resolution of the Board of Directors of the Company, to set aside and invest assets attributable to the aforesaid variable contracts (the Contract(s) and the Account(s) covered by the Agreement are specified in Schedule 2 attached hereto. as may be modified by mutual consent from time to time);

                  WHEREAS. the Company has registered or will register the Accounts as unit investment trusts under the 1940 Act (unless an exemption from registration is available);

                  WHEREAS. to the extent permitted by applicable insurance laws and regulations. the Company intends to purchase shares in the Portfolios (the Portfolios covered by this Agreement are specified in Schedule 3 attached hereto as may be modified by mutual consent from time to time), on behalf of the Accounts to fund the Contracts named in Schedule 2, as may be amended from time to time by mutual consent, and the Fund is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and

                   NOW THEREFORE. in consideration of their mutual promises. the Fund, the Adviser and the Company agree as follows:

ARTICLE I.          Sale of Fund Shares

                   1.1. The Fund agrees to sell to the Company those shares of the Fund which the Company orders on behalf of the Account. executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such order by 9:30 a.nt New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC.

                   1.2. The Company shall pay for Fund shares on the next Business Day after it places an order to purchase Fund shares in accordance with
Section 1.1 hereof. Payment shall be in federal funds transmitted by wire or by a credit for any shares redeemed.

                   1.3. The Fund agrees to make Fund shares available for purchase at the applicable net asset value per share by the Company for their separate Accounts listed in Schedule I on those days on which the Fund calculates its net asset value pursuant to rules of the SEC; provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of their fiduciary duties under federal and any applicable state laws. in the best interests of the shareholders of any Portfolio.

                   1.4. The Fund agrees to redeem, upon the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this
Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives written (or facsimile) notice of such request for redemption by 9:30 a.m., New York time on the next following Business Day. Payment shall be made within the time period specified in the Fund's prospectus or statement of additional information, in federal funds transmitted by wire to the Company's account as designated by the Company in writing from time to time.

                   1.5. The Company shall pay for the Fund shares on the next Business Day after an order to purchase shares is made in accordance with the provisions of Section 1.4 hereof. Payment shall be in federal funds transmitted by wire pursuant to the instructions of the Fund's treasurer or by a credit for any shares redeemed.

                   1.6. The Company agrees to purchase and redeem the shares of the Portfolios named in Schedule 3 offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. The Company shall not permit any person other than a Contract owner to give instructions to the Company which would require the Company to redeem or exchange shares of the Fund.

                   1.7 The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m., Eastern Time, each business day.

                   1.8 The Fund will provide notice of any error in calculation of net asset value of each portfolio as soon as reasonably practical after discovery thereof. Any such notice will state for each day for which an error occurred, the incorrect price, the correct price and the reason for the price change. The Fund shall make the Company whole for any adjustments to the number of shares in the Separate Accounts that are demonstrated to be required as a result of pricing errors.

                   1.9 The Fund will at all times invest money from the Contracts in such a manner as to ensure that the contracts will be treated as variable contracts under the Internal Revenue Code and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund will comply with Section 817(h) of the Internal Revenue Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations in accordance with guidelines provided by the Company prior to the execution of this Agreement and as necessary thereafter. In the event of a breach of this Article VI by the Fund, it will take all reasonable steps (a) to notify the Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance with the grace period afforded by Treasury Regulation 1.817-5.

ARTICLE II. Sales Material. Prospectuses and Other Reports
                   2.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or the Adviser is named, at least ten Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably object to such use within ten Business Days after receipt of such material: "Business Day" shall mean any day in which the New York Stock Exchange is open for trading and in which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

                   2.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sale literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.

                   2.3. For purposes of this Article II, the phrase "sales literature or other promotional material" means advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboard or electronic media), and sales literature (such as brochures, circulars, market letters and form letters), distributed or made generally available to customers or the public.

                   2.4. The Fund shall provide a copy of its cunoent prospectus for the portfolios named in Schedule 3 within a reasonable period of its filing date, and provide other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is supplemented or amended) to have the prospectus for the Contracts and the Fund's prospectus printed together in one document (such printing to be at the Company's expense). The Adviser shall be permitted to review and approve the typeset form of the Fund's Prospectus prior to such printing.

                       2.5. The Fund or the Adviser shall provide the Company with either: (i) a copy of the Fund's proxy material, reports to shareholders, other information relating to the Fund necessary to prepare financial reports, and other communications to shareholders for printing and distribution to Contract owners at the Company's expense, or (ii) camera ready and/or printed copies, if appropriate, of such material for distribution to Contract owners at the Company's expense, within a reasonable period of the filing date for definitive copies of such material. The Adviser shall be permitted to review and approve the typeset form of such proxy material and shareholder reports prior to such printing provided such materials have been provided within a reasonable period.

ARTICLE III. Fees and Expenses

                       3.1. The F and and Adviser shall pay no fee or other compensation to the Company under this agreement, and the Company shall pay no fee or other compensation to the Fund or Adviser, except as provided herein.

                       3.2. If the Fund or the Adviser elects to have the Company withdraw the Account's investment in the Fund for reasons other than the existence of a material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund, then the Fund or the Advisor shall pay the Company's out of pocket costs of obtaining a substitution order. If the Company discontinues offering any of the Portfolios to prospective purchasers of new Contracts, the Company may elect to continue to make available additional shares of such Portfolios for all Contracts in effect, unless the Fund or Advisor should elect to have the Account's investment in such Portfolio in accordance with the foregoing. All other expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund's shares. preparation and filing of the Fund's prospectus and registration statement, proxy materials and reports, and the preparation of all statements and notices required by any federal or state law.

                       3.3. The Fund shall bear the expenses of typesetting, printing and distributing the Fund's prospectus, proxy materials and reports to owners of Contracts issued by the Company. The form of the Fund's prospectus and/or statement of additional information provided to the Company shall be the final form of prospectus and statement of additional information as filed with the Securities and Exchange Commission which form shall include only those Portfolios of the Fund identified in Schedule 1.

                       3.4. In the event the Fund adds one or more additional Portfolios and the parties desire to make such Portfolios available to the respective Contract owners as an underlying investment medium, a new Schedule 3 or an amendment to this Agreement shall be executed by the parties authorizing the issuance of shares of the new Portfolios to the particular Account. The amendment may also provide for the sharing of expenses for the establishment of new Portfolios among Participating Insurance Companies desiring to invest in such Portfolios and the provision of funds as the initial investment in the new Portfolios.

ARTICLE IV. Potential Conflicts

                       4.1. The Board of Trustees of the Fund (the "Board") will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons. including: (a) an action by any state insurance regulatory authority;
(b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, noaction or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of Contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

                       4.2. The Company has reviewed a copy of the Mixed and Shared Funding Exemptive order, and in particular, has reviewed the conditions to the requested relief set forth therein. The Company agrees to be bound by the responsibilities of a participating insurance company as set forth in the Mixed and Shared Funding Exemptive Order, including without limitation the requirement that the Company report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities in monitoring such conflicts under the Mixed and Shared Funding Exemptive Order, by providing the Board in a timely manner with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are disregarded and by confirming in writing. at the Fund's request, that the Company are unaware of any such potential or existing material irreconcilable conflicts.

                       4.3. If it is determined by a majority of the Board, or a majority of its disinterested Trustees. that a material irreconcilable conflict exists. the Company shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to an including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium. including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Company) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

                       4.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the Account's investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of the six month period the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

                  4.5. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account's investment in the Fund and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period. the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund. subject to applicable regulatory limitation.

                  4.6. For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 4.3 to establish a new funding medium for Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the particular Account's investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

ARTICLE V. Applicable Law

                  5.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

                  5.2. This Agreement shall be subject to the provisions of the 1933,1934 and 1940 Acts. and the rules and regulations and rulings thereunder, including such exemptions from those statutes. rules and regulations as the Securities and Exchange Commission may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VI. Termination

                  6.1 This Agreement shall terminate with respect to some or all
Portfolios: (a) at the option of any party upon six month's advance written notice to the other parties; (b) at the option of the Company to the extent that shares of Portfolios are not reasonably available to meet the requirements of its Contracts or are not appropriate funding vehicles for the Contracts, as determined by the Company reasonably and in good faith. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished by the Company; or ( c) as provided in Article IV

                  6.2. It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to Section 6.1 (a) may be exercised for cause or for no cause.

ARTICLE VII. Notices

                  Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify to the other party.

                            If to the Fund:
                                 Oppenheimer Variable Account Funds
                                 c/o OppenheimerFunds, Inc.
                                 498 7th Avenue, 14'h Floor
                                 New York, NY 10018
                                 Attn: Legal Department

                            If to the Adviser:
                                 OppenheimerFunds. Inc. 498
                                 7'h Avenue, 14'1' Floor New
                                 York, NY 10018 Ann: General
                                 Counsel

                            If to the Company:
                            Ameritas Variable Life Insurance Company 5900

                                "0" Street
                                Lincoln, NE 68510
                                Attn: General Counsel

ARTICLE VIII. Miscellaneous

                      8.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as it may come into the public domain.

                      8.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                      8.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

                      8.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

                      8.5. Each party hereto shall cooperate with, and promptly notify each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

                   8.6. The rights. remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights. remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

                      8.7. It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.
                      8.8. The Company and the Adviser each understand and agree that the obligations of the Fund under this Agreement are not binding upon any shareholder of the Fund personally, but bind only the Fund and the Fund's property; the Company and the Adviser each represent that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder liability for acts or obligations of the Fund.

                      8.9. This Agreement shall not be assigned by any party hereto without the prior written consent of all the parties.
                  8.10. This Agreement sets forth the entire agreement between the parties and supercedes all prior communications. agreements and understandings, oral or written. between the parties regarding the subject matter hereof.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed as of the date specified below.

                             AMERITAS VARIABLE LIFE INSURANCE COMPANY
                             By:  /s/ Robert J. O'Meara
                                   Robert J. O'Meara
                             Title:  Assistant Vice President
                             Date:  10-11-2002

                             By:  /s/ Denis R. Molleur
                                  Denis R. Molleur
                             Title: Assistant Secretary
                             Date:  10/15/02

                             OPPENHEIMERFUNDS, INC.
                             By: /s/ Denis R. Molleur
                                  Denis R. Molleur
                             Title: Vcie President
                             Date:  10/15/02

                                   SCHEDULE I


Ameritas Variable Separate Account VL ("Separate Account VL")
Ameritas Variable Separate Account VA ("Separate Account VA")

Variable Contracts:

Allocator 2000
Allocator 2000
Annuity Regent 2000
Executive Select
AVLIC Designer Annuity

                                   SCHEDULE 3

Portfolios of Oppenheimer Variable Account Funds:

Oppenheimer Capital Appreciation Fund/VA non-service shares
Oppenheimer Aggressive Growth Fund/VA non-services shares
Oppenheimer Main Street Growth & Income FundNA non-service shares
Oppenheimer High Income FundNA non-service shares
Oppenheimer Strategic Bond FundNA non-service shares